Exhibit 99.1

For Immediate Release	Contact: Dan Kelly
April 5, 2007	(919) 774-6700

THE PANTRY COMPLETES PETRO EXPRESS ACQUISITION

Adds 66 Stores in the Carolinas

Increases Existing Term Loan by $100 Million

Sanford, North Carolina, April 5, 2007—The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced that it has completed the acquisition of 66 Petro Express® convenience stores in North and South Carolina from Petro Express, Inc. The stores generated revenues of approximately $629 million for the 12 months ended October 2006. The acquisition also includes the wholesale fuels business of Carolina Petroleum Distributors of Charlotte, Inc., which sells over 100 million gallons of fuel annually to more than 450 commercial customers.

“We are very pleased to complete this important strategic acquisition,” said Chairman and Chief Executive Officer Peter J. Sodini. “We believe the addition of Petro Express significantly strengthens our presence in the Charlotte market and provides us with an excellent platform for future growth in one of the Southeast’s fastest-growing metropolitan areas. Not only does Petro Express command a leading market position, but its stores are primarily large, modern facilities that generate average revenues well above those of any previous acquisition in the Company’s history.”

The acquisition is expected to be immediately accretive to The Pantry’s earnings per share. The $275 million purchase price was financed with approximately $160 million of sale-leaseback proceeds and approximately $115 million in cash. In connection with the acquisition, the Company exercised its right to add $100 million to the existing term loan under its senior secured credit facilities. The Company also is in the process of renegotiating certain terms of its credit facilities to lengthen their maturity and provide additional financial flexibility. Any refinancing of the Company’s existing credit facility is subject to many considerations, including negotiation of acceptable terms. More details of the Petro Express transaction can be found in the Form 8-K filed with the Securities and Exchange Commission.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with revenues for fiscal 2006 of approximately $6.0 billion. As of April 5, 2007, the Company operated 1,625 stores in eleven states under select banners, including Kangaroo Express(SM), its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to integrate acquisitions into its operations; the possibility that the Company may not be able to refinance its existing credit facility on terms acceptable to the Company; fluctuations in domestic and global petroleum and gasoline markets; realizing expected benefits from our fuel supply agreements; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including our principal suppliers of gas and merchandise, and their ability to continue to supply our stores; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of April 5, 2007. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.